Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

631-807-1986
CryoLife D. Ashley Lee Executive Vice President, Chief Financial Officer and Chief Operating Officer Phone: 770-419-3355	Gilmartin Group LLC Brian Johnston / Lynn Lewis Phone: 631-807-1986 investors@cryolife.com

CryoLife Announces Corporate Rebranding and Changes Name to Artivion

Artivion to Host Investor & Analyst Day on March 23, 2022

ATLANTA, GA – (January 18, 2022) – CryoLife, Inc. (NYSE: CRY), a leading cardiac and vascular surgery company focused on aortic disease, announced today that it was renaming and rebranding itself to Artivion, Inc., effective immediately. Derived from the words "aorta",  "innovation", and “vision”, the company’s new name and brand reflect its evolution to focus on providing innovative technologies to surgeons who treat patients with aortic disease. In conjunction with these changes,  effective January 24, 2022, the company will also change its ticker symbol on the New York Stock Exchange to "AORT" from "CRY."

"Through a combination of legacy products and strategic acquisitions and divestitures over the last five years, we have transformed from a tissue and adhesives focused company to one with a premier portfolio of aortic products,” said Pat Mackin, Chairman, President and Chief Executive Officer of Artivion. "Today marks an important milestone for our company. We look forward to embarking on our next chapter as a leader in developing simple, elegant solutions to address cardiac and vascular surgeons’ most difficult clinical challenges in treating patients with aortic disease."

Artivion will discuss its business, its strategy, and the rebrand at an Investor & Analyst Day on March 23, 2022, in New York City. Details of the event will be provided at a later date.

About Artivion, Inc.

Headquartered in suburban Atlanta, Georgia, Artivion, Inc. (Artivion) is a medical device company focused on developing simple, elegant solutions that address cardiac and vascular surgeons’ most difficult clinical challenges in treating patients with aortic diseases. This multinational company’s four major groups of products include: aortic stents and stent grafts, prosthetic heart valves, cryopreserved cardiac and vascular allografts, and surgical sealants. Artivion markets and sells products in more than 100 countries worldwide. For additional information about Artivion, visit our website, www.artivion.com,  accessible by the end of day today.